UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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TBS INTERNATIONAL LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TBS INTERNATIONAL LIMITED
Commerce Building,
Chancery Lane,
Hamilton HM 12, Bermuda

May 5, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual General Meeting of Shareholders of TBS International Limited (“TBS”) to be held at 3:00 p.m., Eastern Time, on Tuesday, June 17, 2008, at the Metropolitan Club, at One East 60th Street, New York, New York 10022.

At this year’s Annual General Meeting, shareholders will be asked to elect eight directors; to reappoint PricewaterhouseCoopers LLP as TBS’s independent registered public accounting firm to serve until the 2009 Annual General Meeting of Shareholders and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees; to adopt amendments to TBS’s Bye-Laws to authorize TBS to hold treasury shares; to adopt certain technical amendments to TBS’s Bye-Laws and to act upon such other business that may properly come before the 2008 Annual General Meeting. During the Annual General Meeting, we will provide a report on TBS’s business operations. There also will be time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of TBS. We hope you will be able to attend the Annual General Meeting. Whether or not you expect to attend the Annual General Meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the Annual General Meeting. Therefore, we encourage you to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the Annual General Meeting.

Sincerely,

Joseph E. Royce
Chairman of the Board of Directors

TBS INTERNATIONAL LIMITED
Commerce Building,
Chancery Lane,
Hamilton HM 12, Bermuda

NOTICE OF 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 17, 2008

The 2008 Annual General Meeting of Shareholders of TBS International Limited, a Bermuda exempted company, will be held at the Metropolitan Club at One East 60th Street, New York, New York 10022, on Tuesday, June 17, 2008, at 3:00 p.m., Eastern Time. The Annual General Meeting will be held to consider and act upon the following matters:

1.	To elect directors to serve on our Board of Directors until the next Annual General Meeting of Shareholders or until their successors are elected or appointed or their office is otherwise vacated;

2.	To reappoint PricewaterhouseCoopers LLP as our independent registered public accounting firm until the 2009 Annual General Meeting of Shareholders and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees;

3.	To adopt amendments to TBS’s Bye-Laws to authorize TBS to hold treasury shares;

4.	To adopt certain amendments to TBS’s Bye-Laws relating to the use of the Company seal, electronic delivery of communications and remote participation in meetings, and changes in the Company’s required officers and their titles; and

5.	To act upon such other business as may properly come before the Annual General Meeting.

The shareholders of record at the close of business on April 25, 2008, will be entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof. If you do not expect to attend the Annual General Meeting in person, we encourage you to sign, date, and return the enclosed proxy card in the return envelope provided, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors

/S/ J. E. Faries
J. E. Faries
Corporate Secretary

Hamilton, Bermuda
May 5, 2008

TBS INTERNATIONAL LIMITED
2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS

PROXY STATEMENT	1
Questions and Answers About the Meeting and Voting	1
Corporate Governance	5
Corporate Governance Principles	5
Director Independence	5
Shareholder Communication with the Board	5
2007 Meetings of the Board of Directors; Attendance at Annual General Meetings	5
Board Structure and Membership of Committees	6
Audit Committee	6
Compensation Committee	7
Nominating and Corporate Governance Committee	7
Executive Sessions and Lead Independent Director	8
Compensation Committee Interlocks and Insider Participation	8
Director Compensation	9
Proposals To Be Voted On	10
Proposal One - Election of Directors	10
Director Nominee Information	10
Proposal Two - Reappointment and Compensation of Independent Registered Public Accounting Firm	12
Audit Committee Report	12
Auditor Fees	13
Proposal Three - Amendments to the Company’s Bye-Laws to Authorize Treasury Shares	14
Proposal Four - Certain Technical Amendments to the Company’s Bye-Laws	15
Use of Company Seal	15
Electronic Delivery of Communications and Remote Participation in Meetings	15
Officers Required and Their Titles	15
Executive Officers	16
Executive Compensation	16
Compensation Discussion and Analysis	16
Report of the Compensation Committee	21
Summary Compensation Table	21
Grants of Plan-Based Awards in Fiscal 2007	22
Outstanding Equity Awards at 2007 Fiscal Year-End	22
Shares Vested in Fiscal Year 2007	23
Potential Payments Upon Termination or Change in Control	23
Equity Compensation Plans	24
Share Ownership	25
Security Ownership of Directors, Director Nominees and Management	25
Security Ownership of Certain Beneficial Owners	26
Section 16(a) Beneficial Ownership Reporting Compliance	27
Certain Relationships and Related Transactions	27
Related Person Transactions	27
Policy on Transactions and Arrangements with Related Persons	28
Other Matters	28
Availability of Annual Report on Form 10-K to Shareholders	28
Shareholder Proposals for 2009 Annual General Meeting of Shareholders	29
APPENDIX A	A-1
APPENDIX B	B-1

TBS INTERNATIONAL LIMITED
Commerce Building,
Chancery Lane,
Hamilton HM 12, Bermuda

PROXY STATEMENT
FOR 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS

This Proxy Statement summarizes the information you need to know to vote at the 2008 Annual General Meeting of Shareholders (the “Meeting”) to be held at 3:00 p.m., Eastern Time, on Tuesday, June 17, 2008, at the Metropolitan Club, at One East 60th Street, New York, New York 10022. This Proxy Statement and form of proxy are first being mailed to shareholders on or about May 5, 2008.

Questions and Answers About the Meeting and Voting

Q:	Why did I receive this Proxy Statement?

A:	Because you are a shareholder of TBS International Limited (“TBS,” “Company,” “we” or “our”) as of the record date and are entitled to vote at the Meeting, the Board of Directors of TBS is soliciting your proxy to vote at the Meeting.

Q:	What am I voting on?

A:	You are voting on four items:

	1.	The election of eight directors to serve until the next Annual General Meeting of Shareholders or until their successors are elected or appointed or their office is otherwise vacated. The nominees for election are:
  Joseph E. Royce

  Gregg L. McNelis

  James W. Bayley

  John P. Cahill

  Randee E. Day

  William P. Harrington

  Peter S. Shaerf

  Alexander Smigelski
2.	The reappointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm until the 2009 Annual General Meeting of Shareholders and authorization of the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees.

3.	The amendment of the Company’s Bye-Laws to authorize the Company to hold treasury shares.

4.	The amendment of the Company’s Bye-Laws relating to use of the Company seal, electronic delivery of communications and remote participation in meetings, and changes in the Company’s required officers and their titles.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

	1.	FOR electing each of the director nominees.

	2.	FOR reappointing PricewaterhouseCoopers LLP as our independent registered public accounting firm until the 2009 Annual General Meeting of Shareholders and authorizing the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees.

	3.	FOR amending the Bye-Laws to authorize the Company to hold treasury shares.

	4.	FOR amending the Bye-Laws relating to the use of the Company seal, electronic delivery of communications and remote participation in meetings and changes in the Company’s required officers and their titles.

Q:	Will any other matters be voted on?

A:	We do not know of any other matters that will be brought before the shareholders for a vote at the Meeting. If any other matter is properly brought before the Meeting, your proxy gives authority to Joseph E. Royce and Gregg L. McNelis to vote on such matters in their discretion.

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on the record date, April 25, 2008, are entitled to vote at the Meeting. The holders of Class A common shares are entitled to one vote for each Class A common share while holders of Class B common shares are entitled to one-half of a vote for each Class B common share.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares registered directly in your name with TBS’s transfer agent and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with TBS’s transfer agent, American Stock Transfer and Trust Company, you are considered with respect to those shares the shareholder of record, and these proxy materials are being sent directly to you by TBS.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, which is considered with respect to those shares the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in this regard.

Q:	How do I vote?

A:	If you are a shareholder of record, there are two ways to vote:
  by completing and mailing your proxy card; and

  by written ballot at the Meeting.
If the proxy is properly executed and returned in time for the Meeting, the shares represented thereby will be voted in accordance with the instructions given on each matter introduced for a vote at the Meeting. If the proxy is properly given in time for the Meeting but no instructions are given, shares will be voted FOR Proposals One through Four. Proxies will extend to and be voted at any adjournment or postponement of the Meeting.

If you beneficially own your shares, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction form to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone or the Internet, your shares should be voted by your broker or nominee as you have directed.

Q:	Who will count the vote?

A:	Representatives of American Stock Transfer and Trust Company will count the vote and serve as the inspector of election.

Q:	What is the quorum requirement of the Meeting?

A:	Two or more persons present in person and representing in person or by proxy greater than 50% of the total issued voting shares determined on April 25, 2008, constitute a quorum for voting on items at the Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the presence of a quorum. On the record date of April 25, 2008, there were outstanding and entitled to vote 14,448,996 Class A common shares and 13,404,461 Class B common shares.

Q:	What vote is required to approve each proposal?

A:	Each of Proposals One through Four requires the affirmative vote of a majority of the votes cast by holders of Class A and Class B common shares, present in person or represented by proxy. Abstentions and broker non-votes will not be counted as voting on Proposals One through Four and therefore will not affect the outcome of these Proposals.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from beneficial owners at least ten days before the Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine.” On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Q:	What does it mean if I get more than one proxy card?

A:	It means your shares are in more than one account. You should vote the shares on all of your proxy cards.

Q:	I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a shareholder. How can I change the number of copies of these mailings that are sent to my household?

A:	If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings but for any reason would like to resume them, you must contact your broker, bank or other nominee. If you are a shareholder of record and you wish to eliminate this duplication of mailing, contact the Corporate Secretary of the Company at Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda, telephone number 441-295-9230.

Q:	Multiple shareholders live in my household, and together we received only one copy of this year’s annual report and proxy statement. How can I obtain my own separate copy of those documents for the Meeting?

A:	You may pick up copies in person at the Meeting or download them free of charge from our website, www.tbsship.com (click on “Investor Relations”). If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank or other nominee. If you want copies mailed and you are a shareholder of record, we will mail them promptly if you request them from our transfer agent, American Stock Transfer and Trust Company, by phone (toll-free) at 1-866-668-6550 or by mail to American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, attention: Shareholder Correspondence. We cannot guarantee that you will receive mailed copies before the Meeting.

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Meeting by:
  returning a later-dated proxy card;

  sending written notice of revocation to the Corporate Secretary; or

  completing a written ballot at the Meeting.
If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank or nominee who holds your shares and following such nominee’s instructions.

Q:	Who may attend the Meeting?

A:	All TBS shareholders as of the close of business on the record date of April 25, 2008 may attend.

Q:	What do I need to do to attend the Meeting?

A:	If you are a shareholder of record you will need to bring picture identification with you to the Meeting. If you beneficially own shares, you also will be asked to show some evidence of your ownership (for example, a brokerage statement) to be admitted to the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you bring with you a legal proxy from your broker.

Q:	Where can I find the voting results of the Meeting?

A:	We plan to announce preliminary voting results at the Meeting and publish final results in our quarterly report on Securities and Exchange Commission (“SEC”) Form 10-Q for the second quarter of 2008.

Q:	Who pays for this proxy solicitation?

A:	We will pay the cost of solicitation of proxies. The Board of Directors may use the services of TBS’s directors, officers and other regular employees, acting without special compensation, to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and we will reimburse them for the reasonable expenses incurred by them in so doing.

Corporate Governance

Corporate Governance Principles

The Company’s principles of corporate governance, as outlined in the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, Bye-Laws and our Code of Business Conduct and Ethics, are available on our website at www.tbsship.com (click on “Investor Relations” then “Governance”). The charters of all our Board committees, Bye-Laws and our Code of Business Conduct and Ethics also are available in print free of charge to any shareholder who requests them by contacting our Corporate Secretary at TBS International Limited, Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda.

Director Independence

The NASDAQ listing standards require that a majority of the members of our Board qualify as “independent,” as determined by the Board of Directors. On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with any company in which the director or executive officer, or any members of his or her immediate family, have a direct or indirect material interest. The Board (upon the recommendation of the Nominating and Corporate Governance Committee) determined that the following nominees for director are independent directors within the meaning of the applicable NASDAQ listing standards: John P. Cahill, Randee E. Day, William P. Harrington, Peter S. Shaerf and Alexander Smigelski. Joseph E. Royce, Chairman of the Board of Directors and Chief Executive Officer, Gregg L. McNelis, Executive Vice President and Chief Operating Officer, and James W. Bayley, Vice President, are not “independent” within the meaning of the applicable NASDAQ listing standards because they are TBS employees.

Shareholder Communication with the Board

TBS shareholders may communicate with the Board of Directors, any committee of the Board or any individual director by delivering such communications either in writing addressed c/o Corporate Secretary at TBS International Limited, Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda or by e-mail to ContactTheBoard@tbsship.com. Communications should not exceed 1000 words in length.

All communications must be accompanied by the following information:

  if the person submitting the communication is a shareholder, a statement of the type and amount of the Company securities that the person holds;

  any special interest, meaning an interest not in the capacity as a shareholder of TBS, of the person in the subject matter of the communication; and

  the address, telephone number and e-mail address, if any, of the person submitting the communication.

Communications addressed to directors may, at the direction of the directors, be shared with Company management.

2007 Meetings of the Board of Directors; Attendance at Annual General Meetings

During 2007, the Board of Directors held seven meetings and each director attended at least 75% of the aggregate of the total meetings of the Board and the committees of the Board on which the director served that were held during his or her term of office. The Board has a policy of encouraging, but not requiring, directors to attend Annual General Meetings of Shareholders. Five members of the Board, including Messrs. Cahill and Smigelski (who were first elected to the Board at the 2007 Annual General Meeting), attended the 2007 Annual General Meeting of Shareholders.

Board Structure and Membership of Committees

Our Bye-Laws provide that our Board shall consist of no fewer than five nor more than 11 directors. We currently have eight directors, consisting of Joseph E. Royce, Chairman, Gregg L. McNelis, James W. Bayley, John P. Cahill, Randee E. Day, William P. Harrington, Peter S. Shaerf and Alexander Smigelski. The following table outlines the committees of the Board of Directors and their membership as of the date of this Proxy Statement:

Nominating and
	Audit	Compensation	Corporate Governance
Director Name	Committee	Committee	Committee
John P. Cahill	X	X	X
Randee E. Day	Chairperson		X
William P. Harrington	X	X	Chairperson
Peter S. Shaerf		Chairperson	X
Alexander Smigelski	X	X	X

Audit Committee

The Audit Committee is comprised of Ms. Randee E. Day (Chairperson), Mr. John P. Cahill, Mr. William P. Harrington and Mr. Alexander Smigelski. The Audit Committee held four meetings during the fiscal year ended December 31, 2007. Ms. Day was appointed as the Audit Committee Chairperson in March 2001, Mr. Harrington became a member of the Committee in April 2006, and Messrs. Cahill and Smigelski joined the Audit Committee in January 2008. Mr. Peter S. Shaerf served on the Committee until December 31, 2007. Ms. Day and Messrs. Harrington, Cahill and Smigelski are each “independent” as independence for audit committee members is defined under the NASDAQ listing standards and SEC rules. The Board has determined that Ms. Day is an “audit committee financial expert” as defined in applicable SEC rules. Ms. Day has over 30 years of banking experience as a loan officer who reviewed or supervised the review of borrowers’ financial statements and has a thorough understanding of U.S. generally accepted accounting principles.

The Audit Committee of the Board oversees, on behalf of the Board, TBS’s corporate accounting, financial reporting process and systems of internal accounting and financial controls. Among other things, the Audit Committee is responsible for:

  recommending the appointment and retention and compensating, evaluating, overseeing, and terminating (when appropriate) the Company’s independent registered public accounting firm (subject to shareholder approval), which reports directly to the Committee;

  reviewing and pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm;

  at least annually, reviewing the qualifications, independence and performance of the independent registered public accounting firm, and discussing with the independent registered public accounting firm their independence;

  upon completion of the annual audit, reviewing with the independent registered public accounting firm the scope of the audit, any audit problems or difficulties encountered and management’s response, and findings and recommendations concerning their annual audit of the Company;

  meeting to review and discuss with management and the independent registered public accounting firm the annual audited financial statements, and the unaudited quarterly financial statements;

  reviewing the adequacy and effectiveness of the Company’s internal auditing procedures, internal control over financial reporting, and any programs instituted to correct deficiencies as well as the Company’s disclosure controls and procedures;

  overseeing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s codes of conduct and programs to monitor compliance with such codes; and

  establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.

Additional information on the Audit Committee’s functions is included in the Audit Committee Report below.

Compensation Committee

The Compensation Committee is comprised of Mr. Peter S. Shaerf (Chairperson), Mr. John P. Cahill, Mr. William P. Harrington and Mr. Alexander Smigelski. The Compensation Committee held four meetings during the fiscal year ended December 31, 2007. Mr. Shaerf was appointed as the Compensation Committee Chairperson in April 2005, Mr. Harrington became a member of the Compensation Committee in June 2005, and Messrs. Cahill and Smigelski joined the Compensation Committee in January 2008. Ms. Randee E. Day served on the Compensation Committee until December 31, 2007. Messrs. Shaerf, Harrington, Cahill and Smigelski are each “independent” under the applicable NASDAQ listing standards. The Compensation Committee is responsible for:

  reviewing key employee compensation policies, plans and programs;

  reviewing and approving the compensation of our executive officers;

  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

  reviewing and approving, at inception and on no less than an annual basis, any transaction with an affiliated service company, officer or director;

  reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters; and

  such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is included in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Mr. William P. Harrington (Chairperson), Mr. John P. Cahill, Ms. Randee E. Day, Mr. Peter S. Shaerf and Mr. Alexander Smigelski. The Nominating and Corporate Governance Committee held one meeting during the fiscal year ended December 31, 2007. Mr. Harrington became a member of the Nominating and Corporate Governance Committee in December 2005 and was appointed Chairperson of the Committee in April 2006. Ms. Day and Mr. Shaerf became members of the Committee in April 2006, and Messrs. Cahill and Smigelski joined the Committee in January 2008. Messrs. Harrington, Shaerf, Cahill and Smigelski and Ms. Day are each “independent” under the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee is responsible for:

  identifying, soliciting, evaluating and recommending candidates to the Board, including candidates recommended by shareholders and candidates for reelection;

  assessing the contribution and independence of incumbent directors and reviewing directorships in other public companies held by or offered to directors and our senior officers;

  overseeing the evaluation of the Board and management;

  making recommendations regarding the structure, composition and functioning of the Board and its committees; and

  making recommendations regarding corporate governance matters and practices.

The Nominating and Corporate Governance Committee identifies potential director candidates and compares the skill sets of potential directors with the needs of TBS. The goal of the process is to identify potential director candidates that are qualified and distinguished individuals whose particular skills would benefit TBS. The Nominating and Corporate Governance Committee identifies prospective director candidates in various ways, including through current directors, management, and shareholders as well as any third-party search firms retained by the Company to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates from other sources. The Nominating and Corporate Governance Committee considers a candidate’s qualifications in the context of the Company’s needs. Some of the qualifications and skills considered important by the Nominating and Corporate Governance Committee are: the ability to represent the interests of a broad range of shareholders; leadership ability; experience that suggests the highest ethical standards and integrity; familiarity with the ocean transport services industry and knowledge of and experience with the markets served by the Company; and experience with public company management, accounting rules and practices and corporate governance best practices.

Shareholders wishing to submit recommendations for director candidates to the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of the Company’s Corporate Secretary:

  the name, address, and biography of the candidate, and the consent of the candidate to serve if nominated and elected;

  the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

  the number of shares beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.

Executive Sessions and Lead Independent Director

The independent directors are scheduled to meet in executive session at every regularly scheduled Board meeting. In addition, the independent directors have elected Mr. Harrington to serve as the lead independent director. The lead independent director presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and has the authority to call meetings of the independent directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or on a compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Director Compensation

In 2007, each non-employee member of our Board received an annual retainer of $40,000, plus annual fees of $12,500 for each director who serves on the Audit Committee, $12,500 for each director who serves on the Compensation Committee and $7,500 for each director who serves on the Nominating and Corporate Governance Committee. The Chairperson of the Audit Committee receives an additional $5,000 per year. We also issued 2,000 restricted Class A common shares to each non-employee director in January 2007, which vested on the date of the 2007 Annual General Meeting. We reimburse any member of the Board for travel, hotel and all other reasonable expenses incurred in connection with our business or their duties as directors.

Compensation paid in 2007 to directors who are not Company employees was as follows:

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Director	($)	($) (1)	($)	($)
John P. Cahill (2)	20,000	-	-	20,000
Randee E. Day	77,500	16,700	-	94,200
William P. Harrington	72,500	16,700	-	89,200
Peter S. Shaerf	72,500	16,700	-	89,200
Alexander Smigelski (2)	20,000	-	-	20,000

(1)	In January 2007, we granted 2,000 restricted Class A common shares each to Ms. Day, Mr. Shaerf and Mr. Harrington that vested at the time of our 2007 Annual General Meeting. The value reported for Stock Awards is the aggregate cost recognized in the Company’s financial statements for such awards for the fiscal year (which includes awards granted in prior years for which the Company recognized expense during 2007). The costs for awards are determined in accordance with Financial Accounting Standard (“FAS”) No. 123(R), disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the footnote captioned “Stock-Based Compensation” to our financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	Messrs. Cahill and Smigelski were elected to the Board at the 2007 Annual General Meeting; therefore, their fees for 2007 Board service were pro-rated to $20,000.

In January 2008, the Board revised the annual fees paid to each director who serves on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to $10,000 for 2008. In addition, the Board revised the additional fees paid to the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to $15,000, $10,000 and $2,500, respectively, for 2008.

Directors who also are employees of the Company do not receive any additional compensation for their service as directors. See “Executive Compensation” for 2007 annual compensation paid to Messrs. Royce and McNelis, who serve as directors and also are employees of the Company. Mr. Bayley is an employee of the Company but not an executive officer. Mr. Bayley did not receive any compensation in 2007 for his service as a Company employee. As described in “Certain Relationships and Related Transactions – Related Person Transactions” below, Mr. Bayley receives compensation as the owner of Globe Maritime Limited, for which he also serves as Managing Director, which occasionally acts as a broker for chartering and vessel sales and purchases. For the year ended December 31, 2007, we paid Globe Maritime Limited $465,845, including $207,864 in commission payments, $201,894 in management fees and $56,087 in other office expenses. In addition, Messrs. Royce, McNelis and Bayley partially own TBS Commercial Group Ltd. and Beacon Holding Ltd., to which in 2007 the Company paid approximately $7.1 million for commercial agency services and approximately $1.0 million in port agency fees.

Proposals To Be Voted On

Proposal One - Election of Directors

The Nominating and Corporate Governance Committee of the Board has proposed and the Board has nominated eight individuals for election to the Board of Directors at the Meeting. All of the director nominees are currently directors of TBS and have consented to serve if elected. If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose or the size of the Board will be reduced. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The Board of Directors recommends that you vote FOR each of the director nominees in Proposal One.

Director Nominee Information

Information regarding the business experience of each nominee for director and certain other information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and notes thereto has been furnished to us by the respective nominees. No director or nominee for election as director of the Company has a family relationship with any other director, nominee or executive officer of the Company.

Name	Age	Director Since
Joseph E. Royce, Chairman of the Board	63	1993
Gregg L. McNelis	52	2004
James W. Bayley	68	2007
John P. Cahill	49	2007
Randee E. Day	60	2001
William P. Harrington	50	2005
Peter S. Shaerf	53	2001
Alexander Smigelski	50	2007

Joseph E. Royce: Mr. Royce has been President, Chairman and a director since our inception, and Chief Executive Officer since March 2005. Since 1993, Mr. Royce has served as President of TBS Shipping Services and is responsible for supervising the vessels in our breakbulk, bulk and liner operations. In 2007, Mr. Royce became a director of Covenant House New York, the not-for-profit adolescent care agency. Between 1984 and early 1993, Mr. Royce was President of COTCO, a dry cargo pool of over 45 vessels. From 1973 to 1983, he was active as a shipbroker and independent ship operations manager involved in the shipment of various products worldwide.

Gregg L. McNelis: Mr. McNelis has served as a director since February 2004 and as Senior Executive Vice President and Chief Operating Officer since March 2005. Since 1993, Mr. McNelis has served as Executive Vice President of the Commercial Department at TBS Shipping Services, where he manages the chartering department, responsible for commercial employment of the fleet. He has worked with Mr. Royce for over 25 years, engaging in contract negotiations, time charters, voyage charters, and contracts of affreightment, and developing and controlling trade lanes. Mr. McNelis previously served as Vice President of COTCO. Mr. McNelis has over 30 years experience in the international shipping industry.

James W. Bayley: Mr. Bayley was elected as a director in 2007, having previously served as a director from our inception until 2006, and has been Vice President since March 2005. Mr. Bayley is the owner and Managing Director of Globe Maritime Limited, a company that is well established in the London shipping market. Mr. Bayley is a member of the Baltic Exchange and holds the title of Fellow of the Institute of Chartered Shipbrokers.

John P. Cahill: Mr. Cahill became a director in June 2007. Mr. Cahill is counsel at Chadbourne & Parke LLC, a law firm in New York City that he joined in March 2007. Mr. Cahill also is Co-Founder and CEO of the Pataki-Cahill Group, LLC, a specialized consulting firm in New York City that focuses on energy issues and asset privatization. He is an attorney with experience in both the private and public sectors. Mr. Cahill also serves as an appointed member of the New York State Commission of Investigations. From 2002 until 2006, Mr. Cahill served as the Secretary and Chief of Staff to the Governor of the State of New York, which is the highest ranking appointed official in New York State Government. Prior to this appointment, Mr. Cahill was Commissioner of the New York State Department of Environmental Conservation.

Randee E. Day: Ms. Day has served as a director and Chairperson of the Audit Committee since 2001. Beginning in 2004, Ms. Day has served as Managing Director and head of Maritime Investment Banking at the Seabury Transportation Holdings LLC., a New York-based advisory and investment bank specializing in the transportation industry. From 1985 until 2004, Ms. Day served as Chief Executive Officer and President of Day and Partners, Inc., a financial advisory and consulting firm to the maritime and cruise industries. Ms. Day became an independent director of Double Hull Tankers, Inc. (NYSE) in July 2005 and is the chairperson of its audit committee and a member of its compensation committee.

William P. Harrington: Mr. Harrington has served as a director since 2005 and is Chairperson of the Nominating and Corporate Governance Committee. Mr. Harrington is a partner and head of the litigation and toxic tort/complex litigation practice groups at Bleakley, Platt & Schmidt, LLP, a law firm in White Plains, New York. He is an experienced trial attorney who has represented Fortune 500 companies in criminal, commercial, environmental, real estate and employment discrimination matters.

Peter S. Shaerf: Mr. Shaerf has served as a director since 2001 and is Chairperson of the Compensation Committee. Mr. Shaerf is currently managing director of AMA Capital Partners LLC (formerly American Marine Advisors), a merchant banking firm exclusively focused on the maritime industry. From 2002 to April 2005, Mr. Shaerf was senior vice president of American Marine Advisors, Inc. From 1998 until April 2002, Mr. Shaerf was a managing director of Poseidon Capital Corp., an independent maritime consulting and investment company. From 1980 to 2002, he was a partner of The Commonwealth Group, a shipbrokerage company that specializes in the dry cargo and liner shipping industry. Mr. Shaerf is a director of General Maritime Corporation (NYSE) and Seaspan Corporation (NYSE). Mr. Shaerf also is chairman of New York Maritime Inc. (NYMAR), a not-for-profit trade association formed to promote the New York maritime cluster.

Alexander Smigelski: Mr. Smigelski became a director in June 2007. Mr. Smigelski is a senior partner with Kings Point Capital Partners, a New York-based private equity firm investing in multiple strategies since 2006 and is presently the CEO of its Restaurant Division. Mr. Smigelski previously had a 17-year career on Wall Street primarily with Merrill Lynch. In addition, he is a Master Mariner and was the youngest captain in the Exxon fleet.

Proposal Two - Reappointment and Compensation of Independent Registered Public Accounting Firm

In accordance with the Companies Act 1981 of Bermuda, the Company’s shareholders have the authority to appoint the Company’s independent registered public accounting firm and to authorize the Board to set such firm’s fees. The Audit Committee and the Board recommend that shareholders reappoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2009 Annual General Meeting of Shareholders and authorize our Board of Directors, acting through the Audit Committee, to set their fees. If shareholders do not reappoint PricewaterhouseCoopers LLP, the Audit Committee and the Board of Directors will reconsider the selection of PricewaterhouseCoopers LLP and make a new proposal for an independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP is expected to attend the Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders at the Meeting.

The Board of Directors recommends that you vote FOR Proposal Two relating to the reappointment and compensation of the Company’s independent registered public accounting firm.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

On behalf of the Board, the Audit Committee reviews the Company’s accounting and financial reporting processes, audits of the Company’s annual financial statements and internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The activities of the Audit Committee are not designed to supersede or alter those responsibilities. Moreover, the Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

In overseeing the preparation of the Company’s financial statements for the fiscal year ended December 31, 2007, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. The Audit Committee also reviewed and discussed with PricewaterhouseCoopers LLP its audit and report on the Company’s internal control over financial reporting as of December 31, 2007. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2007, which the Company filed with the Securities and Exchange Commission on March 14, 2008.

The Audit Committee, among other things, has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with PricewaterhouseCoopers LLP matters relating to its independence, including disclosures made to the Committee. The Committee approves all audit and non-audit services to be performed by the independent registered public accounting firm as set forth in the Audit and Non-Audit Services Pre-Approval Policy.

Based upon its reviews and discussions, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randee E. Day, Chairperson	John P. Cahill
William P. Harrington	Alexander Smigelski

Auditor Fees

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in June 2005, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm. The Policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved in accordance with its policy the engagement of the independent registered public accounting firm for services relating to the Company’s filings with the SEC and certain attest services.

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services rendered to the Company for the years ended December 31, 2007 and 2006. These fees are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each category is described following the table:

	2007	2006
Audit Fees	$1,373,000	$598,000
Audit-Related Fees	$-	$581,000
Tax Fees	$-	$-
All Other Fees	$55,224	$-
Total Fees	$1,428,224	$1,179,000

Audit Fees. In 2007, Audit Fees included professional services rendered in connection with the audit of our annual consolidated financial statements for the year ended December 31, 2007, with filing our registration statement on Form S-3 (including comfort letters), the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and reviews of our interim consolidated financial statements for the first, second and third quarters of 2007.

In 2006, Audit Fees included professional services rendered in connection with the audit of our annual consolidated financial statements for the year ended December 31, 2006 and reviews of our interim consolidated financial statements for the first, second and third quarters of 2006.

Audit-Related Fees. In 2006, Audit-Related Fees represented professional services rendered in connection with internal control reviews relating to our Sarbanes Oxley Section 404 compliance readiness for 2007.

All Other Fees. In 2007, All Other Fees included accounting evaluation services unrelated to the audit.

Proposal Three – Amendments to the Company’s Bye-Laws to Authorize Treasury Shares

Shareholders are being asked to consider and approve amendments to the Company’s Bye-Laws to permit the Company to hold treasury shares. In accordance with the Companies Act 1981 of Bermuda and Sections 29.1 and 76.1 of our current Bye-Laws, shareholders must approve any amendments to our Bye-Laws by the affirmative vote of a majority of the total number of votes cast at the Meeting. The Board has approved the following amendments to our Bye-Laws, subject to shareholder approval, and recommends approval by the shareholders.

TBS is incorporated in Bermuda, and Bermuda amended the Companies Act 1981, the statute that regulates the corporate affairs of Bermuda companies, in December 2006. These amendments allow Bermuda companies, if authorized by their memorandum of association or bye-laws, to acquire their own shares to be held as treasury shares. Treasury shares generally represent shares that were once traded in the market but which have since been reacquired by the issuing company and are available for cancellation or later re-issuance. Treasury shares are considered to be issued but not outstanding, cannot be voted and accrue no dividends. Under the Companies Act, companies continue to be able to purchase their own shares for cancellation so long as their constitutional documents allow it.

Our Bye-Laws currently permit TBS to purchase our shares but do not expressly permit TBS to hold the repurchased shares in treasury. As a result, any TBS shares purchased or acquired by TBS must be cancelled. The Board believes that having the ability to hold reacquired shares in treasury will afford us valuable corporate finance flexibility under various circumstances and is in the Company’s best interests. The proposed amendments to the Bye-Laws (1) add a definition of “Treasury Share,” (2) state that the Company may both purchase its own shares for cancellation and acquire them as treasury shares (provided that the number of shares held in treasury does not exceed 10% of the Company’s issued share capital), and (3) provide that all rights attaching to treasury shares will be suspended and not exercisable by the Company while such shares are held in treasury and, except where required by law, the treasury shares will be excluded from the calculation of outstanding shares.

The text of these amendments to the Bye-Laws is attached to this Proxy Statement as Appendix A. This summary of the amendments is qualified in its entirety by reference to the text set forth in Appendix A, which text is incorporated by reference herein.

The Board of Directors recommends that shareholders vote FOR Proposal Three to amend the Bye-Laws to authorize the Company to hold treasury shares.

Proposal Four – Certain Technical Amendments to the Company’s Bye-Laws

Shareholders are being asked to consider and approve certain technical amendments to the Company’s Bye-Laws. In accordance with the Companies Act 1981 of Bermuda and Sections 29.1 and 76.1 of our current Bye-Laws, shareholders must approve any amendments to our Bye-Laws by the affirmative vote of a majority of the total number of votes cast at the Meeting. The Board has approved the following amendments to our Bye-Laws, subject to shareholder approval, and recommends approval by the shareholders.

TBS is incorporated in Bermuda, and Bermuda amended the Companies Act 1981, the statute that regulates the corporate affairs of Bermuda companies, in December 2006. These amendments allow Bermuda companies flexibility regarding: (1) use of the company seal; (2) electronic delivery of communications and remote participation in meetings; and (3) company officers required and their titles.

Use of Company Seal

The 2006 amendments to the Companies Act provide that deeds, share certificates and other documents of Bermuda companies no longer need to be executed under seal in order to be effective as a matter of Bermuda law. The Board is proposing amendments to our Bye-Laws to allow the Company to take advantage of these changes to Bermuda law and, thus, give the Company flexibility in its use of the Company seal.

Electronic Delivery of Communications and Remote Participation in Meetings

The 2006 amendments to the Companies Act make it easier for Bermuda companies to use technology for maximum efficiency and convenience. These amendments, unless precluded by a company’s bye-laws, allow Bermuda companies to deliver an “electronic record” to shareholders and others, which is delivered by communicating the electronic record through electronic means to an address provided by the recipient for that purpose or through publication on a website. These amendments also permit remote participation in meetings by a company’s shareholders and board of directors.

The Board is proposing amendments to our Bye-Laws to allow the Company to take advantage of these amendments to the Companies Act. The Company’s ability to deliver materials and communications through electronic means will allow the Company to save the costs of printing and mailing such materials. Permitting participation by our shareholders in general meetings through telephone or other electronic means and participation by our directors in Board meetings through electronic means increases access to those meetings.

Officers Required and Their Titles

Prior to the 2006 amendments to the Companies Act, Bermuda companies were required to have officers with the following specific titles: “President” and “Vice President,” or “Chairman” and “Vice Chairman.” Following the 2006 amendments, the Companies Act now provides that specific titles are no longer required for officers, except for the title of “Secretary.” Moreover, Bermuda companies may now appoint officers in the manner and for the period provided in the company’s bye-laws, and such persons need not be directors of the company. The Board is proposing amendments to our Bye-Laws that take advantage of the 2006 amendments and provide the Company with flexibility in determining our officers and the titles that we choose to refer to such officers.

The text of these amendments to the Bye-Laws is attached to this Proxy Statement as Appendix B. This summary of the amendments is qualified in its entirety by reference to the text set forth in Appendix B, which text is incorporated by reference herein.

The Board of Directors recommends that shareholders vote FOR Proposal Four to adopt certain technical amendments to the Company’s Bye-Laws.

Executive Officers

Set forth below is certain information with respect to our executive officers other than Messrs. Royce and McNelis, whose biographies are included in Proposal One.

Lawrence A. Blatte: Mr. Blatte, age 78, has served as Senior Executive Vice President since March 2005 and served as our corporate legal counsel from our inception until December 31, 2005. In January 2004, Mr. Blatte became Vice Chairman of TBS Shipping Services and in this role provides business development services. Previously, Mr. Blatte practiced law for over 30 years. As a public servant, Mr. Blatte held the position of Mayor of the Village of Lawrence, New York from July 1, 1996 to June 30, 2002, and served as a Trustee of the Village from July 1, 1979 to June 30, 1996.

Ferdinand V. Lepere: Mr. Lepere, age 56, has served as Executive Vice President and Chief Financial Officer since March 2005 and as Executive Vice President of Finance of TBS Shipping Services since January 1995, responsible for all financial, accounting, information systems and administrative matters. Mr. Lepere has over 29 years experience in shipping, most recently from February 1981 to December 1994 with Hapag-Lloyd A.G. as chief financial officer and board member of its American subsidiary. Mr. Lepere is a Certified Public Accountant and holds a Masters Degree in Finance and Accounting.

Martin D. Levin: Mr. Levin, age 59, became our Director – New Shipbuilding Projects in July 2007 in connection with our fleet upgrade and renewal and newbuilding programs. He is a naval architect with specialized experience in dry cargo vessels and vessel construction in Chinese, U.S. and European shipyards. Between November 2003 and June 2007, Mr. Levin was President and sole owner of Martin D. Levin Marine Design LLC, a company providing ship technical management and design consulting services to various commercial ship owners and operators, including TBS Shipping Services Inc. and Roymar Ship Management, Inc. Prior to November 2003, Mr. Levin was Vice President of Marine Design and Operations, Inc. for more than 10 years and responsible for ship design and development, as well as management of new ship construction and conversions.

Executive Compensation

Compensation Discussion and Analysis

This section describes our compensation strategy, programs and practices for the following named executive officers listed in the Summary Compensation Table that follows this discussion:

  Joseph E. Royce, President, Chief Executive Officer and Chairman

  Gregg L. McNelis, Senior Executive Vice President, Chief Operating Officer

  Lawrence A. Blatte, Senior Executive Vice President

  Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer

  Martin D. Levin, Director - New Shipbuilding Projects

Objectives and Philosophy of the TBS Compensation Program

The Company is committed to the highest standards of ethics and integrity. We are committed to being responsive to our customers and to providing an environment of excellence for our employees to allow them to discharge their responsibilities in accordance with the highest standards prevalent in the industry. We strive to create an environment of mutual respect, encouragement and teamwork and one that rewards commitment and performance.

Our compensation plan is designed to support our business goals and promote both short-term and long-term growth. More specifically, the goals of the TBS compensation plan are to:

  Attract, retain and motivate a high-caliber executive leadership team;

  Pay competitively and consistently within an appropriately defined market;

  Align executive compensation with shareholder interest; and

  Link pay to individual performance.

Implementing Compensation Objectives

   Roles of the Compensation Committee, Management and the Compensation Consultant

In accordance with its charter, the Compensation Committee of our Board of Directors reviews and determines the compensation of the Company’s executive officers and reviews with management the Company’s overall company compensation structure. The Compensation Committee is composed entirely of independent directors, as defined under applicable NASDAQ listing standards.

In evaluating the performance and determining the compensation of the named executive officers other than our Chief Executive Officer (CEO), the Committee takes into account the recommendations of our CEO. However, the Compensation Committee has final authority with regard to such compensation decisions. The Compensation Committee makes decisions with respect to the CEO’s compensation in executive session.

In late 2007, the Compensation Committee retained an executive compensation firm, Steven Hall & Partners, to assist with establishing 2007 annual performance-based cash bonuses and 2008 base salaries for the named executive officers (except for Mr. Levin, whose 2007 performance-based cash bonus and 2008 base salary was recommended by management due to the fact that he joined the Company in July 2007). As described in more detail below, the compensation consultant gathered compensation survey data and provided suggestions regarding additional metrics that might be used to determine annual incentives for the named executive officers. The compensation consultant reports directly to the Compensation Committee and does not perform other services for the Company.

   Factors Considered in Determining 2007 Compensation

Factors considered by the Compensation Committee in establishing compensation for the named executive officers are (1) the Company’s financial performance, (2) compensation practices of other companies in the maritime industry, and (3) the individual performance of the named executive officers. Based on an analysis of these factors, overall compensation levels for the named executive officers increased during 2007 as compared to 2006.

In setting 2007 named executive officer compensation, the Compensation Committee considered the Company’s strong financial performance since its initial public offering and especially during 2007. Specifically, the Compensation Committee considered the Company’s growth in earning before interest, taxes, depreciation and amortization or “EBITDA,” and the return on shareholders’ equity on a twelve-month and longer basis extending over several years. EBITDA is calculated by taking consolidated net income for the period and adding back interest, taxes, depreciation and amortization. EBITDA grew 72.9% or $144.0 million for the full year 2007 from $83.3 million in 2006. Moreover, return on equity grew to 36.2% for the full year 2007 from 19.2% for the full year 2006. While the Compensation Committee considered the Company’s strong financial performance, it did not use specific financial targets in determining compensation for the named executive officers.

The second factor considered by the Compensation Committee is the compensation practices of other companies in the maritime industry. The Compensation Committee seeks to make the Company’s compensation packages for named executive officers competitive with current practices in our industry. However, neither the Company nor the Compensation Committee believes that establishing compensation levels based solely on peer group levels is appropriate. Thus, the Compensation Committee did not target 2007 compensation for our named executive officers to a specific benchmark. Instead, the Compensation Committee used compensation information from other public companies in the maritime industry as a helpful guide. In addition, we believe that there are no companies in the public arena that present an accurate and direct comparable to the Company since many of the public companies that could be considered as comparables are foreign companies that are not obligated to provide the same disclosure regarding their executive compensation practices. Thus, the Compensation Committee believes that it also is necessary to review, to the extent available, the compensation practices of private companies in the maritime industry since they tend to attract employees with comparable background and skills. The Compensation Committee is aided by the fact that two members of the Compensation Committee are experienced and active in the maritime industry and, thus, are able to establish some of the private company benchmarks.

In setting 2007 base salaries in January 2007, the Compensation Committee gathered compensation data and considered the levels of compensation at the following public companies: Genco Shipping & Trading Ltd., Eagle Bulk Shipping Inc., Quintana Maritime Ltd., Seaspan Corporation, Trailer Bridge, Inc., K-Sea Transportation

Partners LP and U.S. Shipping Corporation. As discussed above, in December 2007, the Compensation Committee hired a compensation consultant to assist it in establishing 2007 performance-based cash bonuses and 2008 base salaries. The compensation consultant provided the Compensation Committee with data regarding base salary, total cash compensation (sum of base salary and annual bonus), long-term incentives and total remuneration (sum of total cash compensation and long-term incentives) at the following companies: Genco Shipping & Trading Ltd., Eagle Bulk Shipping Inc., Quintana Maritime Ltd., General Maritime Corporation, GulfMark Offshore, Inc., Horizon Lines Inc., Hornbeck Offshore Services, Inc., K-Sea Transportation Partners L.P. and U.S. Shipping Partners L.P. The data indicated that the compensation paid to the TBS named executive officers was below the median compensation paid by such companies.

The third factor considered by the Compensation Committee was the individual performance of each named executive officer in 2007. The Compensation Committee focuses on each executive’s ability to develop and maintain customer relationships, provide a level of service commensurate with the reputation of the Company, deliver a consistent level of performance that sets an industry standard and position the Company for future growth. More specifically:

  The Compensation Committee believes that Mr. Royce continued to perform an outstanding job of Company stewardship during 2007. Mr. Royce was adept at recognizing the vagaries of the shipping market and displaying significant skill in timing of vessel acquisitions and vessel utilization. He was responsible along with Mr. McNelis in generating significant increased revenue from existing customers and expanding the Company’s reach into new markets. The Company’s strong financial results are a testament to Mr. Royce’s leadership and the support he generates from within the Company.

  The Compensation Committee believes that Mr. McNelis served a critical role in maintaining the Company’s fleet operations. The fleet has grown significantly and has required much greater oversight and at the same time utilization has remained high and vessel performance has excelled. Mr. McNelis along with Mr. Royce form the backbone of the commercial team, and their work should be recognized when viewed in the light of the Company’s exceptional growth.

  The Compensation Committee believes that Mr. Blatte continued the stewardship of the Company’s newbuilding program and played a significant role in expanding the Company’s banking relationships.

  The Compensation Committee believes that Mr. Lepere performed an outstanding job in relation to his duties. Mr. Lepere worked on expanding the Company’s banking relationships and at the same time he simultaneously continued to deliver and provide prompt and accurate reporting, which earned the highest praise from the Company’s auditors.

  The Compensation Committee believes that Mr. Levin has significant skills and expertise that enable the Company to maximize the benefits of the current construction program. Mr. Levin also spent significant time in China providing supervisory management for the newbuildings.

Elements Used to Achieve Compensation Objectives

For the year ended December 31, 2007, the principal components of compensation for the Company’s named executive officers were:

  Base salary;

  Annual performance-based cash bonus;

  Equity incentives; and

  Perquisites.

Base salary. Base salary is the guaranteed element of a named executive officer’s annual cash compensation. The amount of base salary reflects the named executive officer’s long-term performance, skill set and the market value of his respective skill set.

The Compensation Committee set 2007 base salaries after considering what other executives with comparable skill sets and responsibilities are paid in the marketplace. As a result, the Compensation Committee increased 2007 base salaries for the named executives 9.3% to 9.4% over 2006 levels to reflect the Compensation Committee’s view that the salaries needed to be raised to maintain competitive levels. The base salary paid to Mr. Levin, who joined the Company in July 2007, was based on prevailing market rates.

Performance-based cash bonus. Performance-based cash bonuses are designed to award the named executive officers for their performance and their ability to position the Company in the global market place. The amount of the awards is driven by Company financial performance, individual named executive officer performance and marketplace practices. The annual performance-based bonus is a significant portion of direct cash compensation (salary plus bonus) and can vary significantly from year to year depending especially on the named executive officers’ performance and the Company’s performance.

As discussed below under “Equity incentive,” in 2007 the Compensation Committee decided to emphasize performance-based cash bonuses over equity incentives for Messrs. Royce, McNelis and Blatte because of the levels of their current share ownership in the Company. This consideration, combined with the Compensation Committee’s decision to increase overall compensation to named executive officers because of the factors discussed above, resulted in the Compensation Committee awarding Messrs. Royce, McNelis and Blatte significant increases in performance-based cash bonuses compared to 2006. The Compensation Committee initially awarded Mr. Lepere a $500,000 performance-based cash bonus. The Compensation Committee subsequently reevaluated compensation practices for executive officers with similar levels of responsibility in the maritime industry and determined to award Mr. Lepere an additional $150,000 bonus for 2007. Mr. Levin’s bonus was in recognition of his performance since joining the Company in July, including his frequent trips to China where the Company’s new ships are being built.

Equity incentive. The TBS International Limited 2005 Equity Incentive Plan (the “2005 Plan”) was approved by the Company’s shareholders and allows the Compensation Committee to grant share options, restricted shares, share units and other forms of equity incentives to employees, including the named executive officers. The Compensation Committee believes that a significant purpose of equity compensation awards is to retain employees since their willingness and desire to stay with the Company and perform at or above their abilities is enhanced by the future vesting of long-term equity compensation awards. The Company has used restricted shares and share units as its primary stock-based compensation vehicles.

During 2007, the Compensation Committee decided not to make new equity incentive awards to Messrs. Royce, McNelis and Blatte, as the Compensation Committee believes that these named executive officers currently have adequate Company share ownership and that any further share awards are not necessary for retention. This aspect of compensation will however be reviewed on an annual basis, and long-term share grants and other forms of equity incentives will continue to be considered as part our overall compensation package. In 2007, the Compensation Committee initially determined not to grant Mr. Lepere equity incentive awards because Mr. Lepere has 50,000 unvested restricted shares from a 100,000 restricted share grant awarded at the time of our initial public offering in June 2005, and these 50,000 shares will vest in equal installments in June 2008 and June 2009. However, as discussed above, the Compensation Committee subsequently reevaluated compensation practices for executive officers with similar levels of responsibility in the maritime industry and determined to award Mr. Lepere an additional 12,000 restricted shares in 2008, vesting in four equal annual installments beginning on March 1, 2009. The Compensation Committee granted Mr. Levin 15,000 share units in connection with his hiring in July 2007. One-third of these units vest upon the launch of the first vessel built for the Company by China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Co., Ltd. (the “Launch Date”). The remaining share units will vest in two equal installments upon the first and second anniversaries of the Launch Date. This grant was designed to incentivize Mr. Levin in connection with his stewardship of the Company’s shipbuilding operations.

Perquisites. Perquisites or other personal benefits are not significant and consist primarily of the payment of life insurance and long-term disability insurance for Messrs. Royce, McNelis and Lepere and an automobile allowance for Messrs. Royce, McNelis, Blatte and Lepere. The Compensation Committee believes the personal benefits are reasonable in amount, and the Compensation Committee included them when considering each named executive officer’s overall compensation level.

Severance Plans and Employment Agreements

We have no employment agreements with our named executive officers and have no obligation to pay severance or other enhanced benefits to named executive officers upon termination of their employment or upon a change in control except pursuant to the equity compensation award agreements with Messrs. Lepere and Levin (the only named executive officers with outstanding awards), as described below under “Potential Payments Upon Termination or Change in Control.”

2008 Compensation Decisions

In December 2007, the Compensation Committee determined to increase the 2008 base salary for certain named executive officers, as described below.

  Joseph E. Royce, President, Chief Executive Officer, Chairman - $450,000

  Gregg L. McNelis, Senior Executive Vice President, Chief Operating Officer - $400,000

  Lawrence A. Blatte, Senior Executive Vice President - $400,000

  Ferdinand V. Lepere, Executive Vice President and CFO - $365,000

The 8.6% to 8.9% increases in base salaries over 2007 levels reflect the Compensation Committee’s view that the salaries needed to be raised to maintain competitive levels. The base salary for Martin D. Levin, Director - New Shipbuilding Projects, remained at $200,000 in light of the fact that Mr. Levin joined the Company in July 2007.

Equity Grant Policy

In April 2008, the Compensation Committee approved amendments to its policy regarding its granting practices with respect to equity awards in Company shares (the “Policy”). The amended Policy provides that the grant date for awards of Company securities will be the date of Compensation Committee approval or, if such day is not a NASDAQ trading day, the next NASDAQ trading day. The Policy also provides that, if the Compensation Committee approves such awards by unanimous written resolution, the date of approval (and thus the grant date) will be the date that the last Committee member signs the resolution. The Policy notes that the Compensation Committee strives to award any annual restricted share and share unit awards to directors, employees and consultants during the fourth quarter of the fiscal year and that the Compensation Committee does not time grants in relation to the Company’s announcement of material non-public information.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for compensation in excess of $1.0 million paid to certain of the highest paid officers of the Company unless such compensation is deemed performance-related within the meaning of Section 162(m). The Compensation Committee does not believe that the provisions of Internal Revenue Code Section 162(m) relating to the deductibility of compensation paid to these officers will limit the deductibility of compensation expected to be paid by the Company. The Compensation Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate, including the payment of compensation under circumstances where Internal Revenue Code Section 162(m) may limit the deductibility of such compensation.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for reviewing, approving and overseeing the Company’s compensation plans and practices. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. Accordingly, based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Respectfully submitted,

Peter S. Shaerf, Chairperson	John P. Cahill
William P. Harrington	Alexander Smigelski

Summary Compensation Table

				Stock	All Other
Name		Salary	Bonus	Awards	Compensation	Total
and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)
Joseph E. Royce	2007	400,000	1,500,000	-	41,444	1,941,444
President, Chief Executive Officer, Chairman of the Board	2006	375,000	375,000	-	30,281	780,281
Gregg L. McNelis	2007	350,000	1,500,000	-	23,942	1,873,942
Senior Executive Vice President, Chief Operating Officer	2006	325,000	325,000	-	-	650,000
Lawrence A. Blatte	2007	350,000	1,500,000	-	19,909	1,869,909
Senior Executive Vice President	2006	325,000	325,000	-	-	650,000
Ferdinand V. Lepere	2007	315,000	650,000	250,000	23,975	1,238,975
Executive Vice President, Chief Financial Officer	2006	295,000	295,000	250,000	10,514	850,514
Martin D. Levin (3)	2007	99,187	125,000	95,303	-	319,490
Director - New Shipbuilding Projects	2006	-	-	-	-	-

(1)	The value reported for Stock Awards is the aggregate cost recognized in the Company’s financial statements for such awards for the fiscal year (which includes awards granted in prior years for which the Company recognized expense during 2007). The costs for awards made during 2007 and 2006 are determined in accordance with Financial Accounting Standard (“FAS”) No. 123(R), disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the footnote captioned “Stock-Based Compensation” to our financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	All Other Compensation for 2007 includes the following: Mr. Royce – $26,146 for life insurance and $14,424 for automobile-related reimbursements; Mr. McNelis – $10,430 for life insurance and $12,159 for automobile-related reimbursements; Mr. Blatte – $19,909 in automobile-related reimbursements; and Mr. Lepere – $6,300 for life insurance and $17,451 for automobile-related reimbursements. Messrs. Royce, McNelis and Lepere also received certain amounts for disability insurance.

(3)	Mr. Levin joined the Company in July 2007, and Salary for 2007 is based on his annual salary of $200,000.

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information with respect to equity awards to the named executive officers during fiscal 2007. All such awards were made under the TBS International Limited 2005 Equity Incentive Plan.

Grant Date
		Estimated Future Payouts Under			All Other	Fair Value of
		Equity Incentive Plan Awards			Stock	Stock and
					Awards or	Option
	Grant	Threshold	Target	Maximum	Units	Awards
Name	Date	(#)	(#)	(#)	(#)	($)
Joseph E. Royce	-	-	-	-	-	-
Gregg L. McNelis	-	-	-	-	-	-
Lawrence A. Blatte	-	-	-	-	-	-
Ferdinand V. Lepere	-	-	-	-	-	-
Martin D. Levin	8/20/2007	-	15,000 (1)	-	-	467,850 (2)

(1)	No shares, units or options were awarded to named executive officers, other than Mr. Levin, during 2007. In August 2007, Mr. Levin was awarded 15,000 share units. One-third of these units will vest upon the launch of the first vessel built for the Company by China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Co., Ltd. (the “Launch Date”). The remaining units will vest in two equal installments upon the first and second anniversaries of the Launch Date.

(2)	This amount represents the full grant value of the share units awarded to Mr. Levin.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information with respect to outstanding equity awards held by the named executive officers as of December 31, 2007.

			Equity Incentive	Equity Incentive
			Plan Awards:	Plan Awards:
	Number of		Number of	Market Value of
	Shares or	Market Value of	Unearned Shares,	Unearned Shares,
	Units of Stock	Shares or Units	Units or Other	Units or Other
	That Have Not	of Stock That	Rights That Have	Rights That Have
	Vested	Have Not Vested	Not Vested	Not Vested
Name	(#)	($) (1)	(#)	($) (1)
Joseph E. Royce	-	-	-	-
Gregg L. McNelis	-	-	-	-
Lawrence A. Blatte	-	-	-	-
Ferdinand V. Lepere	50,000 (2)	1,653,000	-	-
Martin D. Levin	-	-	15,000 (3)	495,900

(1)	The market value is based on the closing price of the Company’s Class A common shares of $33.06 traded on the NASDAQ Global Select Market under the symbol “TBSI” on December 31, 2007.

(2)	100,000 restricted shares were granted to Mr. Lepere in connection with our initial public offering in June 2005 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	One-third of these restricted share units will vest upon the Launch Date. The remaining restricted share units will vest in two equal installments upon the first and second anniversaries of the Launch Date.

Shares Vested in Fiscal Year 2007

The following table shows information about restricted shares that vested during 2007.

	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($) (1)
Joseph E. Royce	-	-	-	-
Gregg L. McNelis	-	-	-	-
Lawrence A. Blatte	-	-	-	-
Ferdinand V. Lepere	-	-	25,000	710,000
Martin D. Levin	-	-	-	-

(1)	Part of a 100,000 restricted share award made in June 2005 at the time of our initial public offering. The market value is based on $28.40, the closing price on June 29, 2007, of the Company’s Class A common shares, which are traded on the NASDAQ Global Select Market under the symbol “TBSI.”

Potential Payments Upon Termination or Change in Control

The Company has no employment agreements with our named executive officers and has no obligation to pay severance or other benefits to named executive officers upon termination of their employment except in connection with Mr. Lepere’s unvested restricted shares and Mr. Levin’s unvested restricted share units, as described below.

Mr. Lepere has 50,000 unvested restricted shares granted under the 2005 Plan that will vest in two equal installments in June 2008 and June 2009. In addition, Mr. Levin has 15,000 unvested restricted share units granted under the 2005 Plan. As of December 31, 2007, Mr. Lepere’s unvested restricted shares would have continued to vest on each vesting date upon termination of employment by the Company without Cause or if there had been a Change in Control of the Company. However, Mr. Lepere’s unvested restricted shares would have been forfeited upon termination of employment for any other reason. As of December 31, 2007, the treatment of Mr. Levin’s unvested restricted share units upon termination of employment or a Change in Control was not specified. On a hypothetical basis, assuming that on the last business day of our fiscal year there had been a termination of employment by the Company without Cause or if there had been a Change in Control, the dollar value of Mr. Lepere’s unvested restricted shares that would have continued to vest would have been $1,653,000 (based on the closing price of the Company’s common shares of $33.06 on December 31, 2007. Mr. Levin’s unvested restricted share units were not automatically entitled to continued or accelerated vesting at December 31, 2007. Subsequently, in March 2008, the Compensation Committee amended these unvested awards to provide that these awards will automatically vest if the grantee’s employment is terminated other than for Cause (including following a Change in Control) or if the grantee voluntarily terminates his employment for Good Reason.

For purposes of the 2005 Plan,

  “Cause” generally means as the term is defined in the participant’s employment agreement or, if the participant does not have an employment agreement, then: (1) any act or omission that constitutes a material breach by the participant of any agreement with the Company; (2) the willful and continued failure or refusal of the participant substantially to perform the duties required of him or her as a Company employee or performance significantly below the level required or expected of the participant, as determined by the Compensation Committee; (3) any willful violation of any federal or state law or regulation applicable to the Company’s business or the participant’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the participant of a common law fraud; or (4) any other misconduct by the participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

  “Change in Control” generally means: (1) the sale or disposition of all or substantially all of the Company’s assets to any person or group other than the holders of the common shares immediately prior to the initial public offering or any of their respective affiliates, or (2) if any person or group (in each case, other than the holders of the common shares immediately prior to the initial public offering or any of their respective affiliates) is or becomes the beneficial owner of more than 50% of the total voting power of the voting shares of the Company, including by way of merger, amalgamation, consolidation or otherwise.

  “Good Reason” generally means as the term is defined in the participant’s employment agreement or, if the participant does not have an employment agreement, then a failure by the Company, its affiliates and its subsidiaries to pay material compensation due and payable to the participant in connection with his employment.

Equity Compensation Plans

The table below sets forth information about the shares authorized for issuance under the Company’s equity compensation plans (2005 Plan and 2005 Employee Share Purchase Plan) as of December 31, 2007.

	Number of	Weighted	Number of
	securities	average	securities
	to be issued	exercise	remaining
	upon exercise	price of	available for
	of outstanding	outstanding	future issuance
	options,	options,	under equity
	warrants and	warrants and	compensation
Plan category	rights	rights	plans
Equity compensation plans approved by security holders	65,000	$-	3,101,000 (1)
Equity compensation plans not approved by security holders	-	-	-
Total	65,000	$-	3,101,000

(1)	The number of securities remaining available for future issuance under equity compensation plans approved by security holders consists of 1,801,000 Class A common shares issuable under our 2005 Plan and 1,300,000 Class A common shares issuable under our 2005 Employee Share Purchase Plan.

Share Ownership

On April 25, 2008, TBS had issued and outstanding 14,448,996 Class A common shares, each of which entitles the holder to one vote, and 13,404,461 Class B common shares, each of which entitles the holder to one-half of a vote. The holders of Class A common shares may convert their Class A common shares into Class B common shares, and the holders of Class B common shares may convert their Class B common shares into Class A common shares, at any time. Moreover, the Class B common shares will automatically convert into Class A common shares upon transfer to any person other than another holder of Class B common shares, as long as the conversion does not cause TBS to become a controlled foreign corporation or if the Class A common shares cease to be regularly traded on an established securities market for purposes of Section 883 of the Internal Revenue Code. Ownership in the tables below consists of sole voting and investment power, except as indicated in the notes below and except to the extent shared with the person’s spouse.

Security Ownership of Directors, Director Nominees and Management

The following table provides certain information, as of April 25, 2008, as to the beneficial ownership of the Class A and Class B common shares of TBS for (a) each director and director nominee, (b) each named executive officer identified in the Summary Compensation Table under “Executive Compensation” and (c) the directors and executive officers of TBS as a group. The executive officers, directors, and director nominees of TBS directly and beneficially own 59.5% of the collective issued and outstanding Class A and Class B common shares of TBS. The officers and directors of TBS directly and beneficially have sole or shared voting power of 50.4% of the total voting power of TBS’s issued and outstanding Class A and Class B common shares.

	Common Shares Beneficially Owned by Directors,
	Director Nominees and Management
Name	Class A	%	Class B	%
Joseph E. Royce (1)	3,577,306	24.8%	8,152,289	60.8%
Gregg L. McNelis (2)	637,615	4.4%	2,412,153	18.0%
Lawrence A. Blatte (3)	11,913	*	477,899	3.6%
Ferdinand V. Lepere (4)	25,000	*	-	-
James W. Bayley (5)	467,939	3.2%	796,268	5.9%
Randee E. Day (6)	6,000	*	-	-
Peter S. Shaerf (6)	6,000	*	-	-
William P. Harrington (6)	6,000	*	-	-
John P. Cahill (6)	2,500	*	-	-
Alexander Smigelski (6)	2,500	*	-	-
Martin D. Levin	-	-	-	-
All executive officers, directors and director nominees as a group (11 persons): (4)	4,742,773	32.8%	11,838,609	88.3%

*	Less than one-percent.

(1)	Common shares beneficially owned include 1,146,472 Class B common shares held by Mr. Royce, 1,095,726 Class B common shares held by Mr. Royce’s spouse, Elaine M. Royce, 1,719,287 Class B common shares held by the Joseph E. Royce 2006 Qualified Grantor Retained Annuity Trust (GRAT), 1,770,032 Class B common shares held by the Elaine M. Royce 2006 Qualified GRAT, 1,446,208 Class A and 546,786 Class B common shares held by the Joseph E. Royce 2005 Irrevocable Trust, 1,446,208 Class A and 546,786 Class B common shares held by the Elaine Royce 2005 Irrevocable Trust, and 684,890 Class A and 1,327,200 Class B common shares held by Treetops Holdings, LLC. Treetops is jointly owned by The Jeanine Royce 1997 Trust and The Laura Royce 1997 Trust. Mr. Royce is trustee of the Joseph Royce 2006 GRAT and Mrs. Royce is trustee of the Elaine Royce 2006 GRAT. Each has sole voting and investment power over the shares each indirectly owns. Mrs. Royce is a co-trustee of each of the Royce 1997 Trusts and has sole investment power over the shares she indirectly owns. Mr. and Mrs. Royce disclaim beneficial ownership of the shares indirectly owned by the Royce 1997 Trusts. The address for Mr. Royce is care of TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(2)	Includes 150,710 Class A and 835,294 Class B common shares held by Mr. McNelis, 101,141 Class B common shares held by Mr. McNelis’s spouse, Susanne McNelis, 43,347 Class A and 84,000 Class B common shares held by the Gregg L. McNelis Jr. 2004 Irrevocable Trust, 43,347 Class A and 84,000 Class B common shares held by the Diana McNelis 2004 Irrevocable Trust, 43,347 Class A and 84,000 Class B common shares held by the Brandon McNelis 2004 Irrevocable Trust, 178,432 Class A and 243,267 Class B common shares held by the Gregg L. McNelis 2005 Irrevocable Trust and 178,432 Class A and 243,267 Class B common shares held by the Susanne E. McNelis 2005 Irrevocable Trust, 368,592 Class B common shares held by the Gregg L. McNelis 2006 Qualified GRAT and 368,592 Class B common shares held by the Susanne E. McNelis 2006 Qualified GRAT. Mr. McNelis’s spouse, Susanne McNelis, is the trustee of each of the McNelis Trusts, except for the Gregg McNelis GRAT, and has voting and investment power over the shares owned by the trusts for which she is trustee. Mr. McNelis is trustee of the Gregg McNelis GRAT and has voting and investment power over the shares it owns. Mr. and Mrs. McNelis disclaim beneficial ownership of the shares held by the McNelis Trusts, except the Gregg McNelis GRAT and the Susanne McNelis GRAT. The address for Mr. McNelis is care of TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(3)	Includes 124,189 Class B common shares held by the Lawrence A. Blatte 2006 Qualified GRAT and 127,128 Class B common shares held by the Barbara H. Blatte 2006 Qualified GRAT. Mr. Blatte is trustee of the Lawrence Blatte GRAT, and Mrs. Blatte is trustee of the Barbara Blatte GRAT. Each has sole voting and investment power over the shares each indirectly owns. The address for Mr. Blatte and Mrs. Blatte is 198 Harbor View North, Lawrence, NY 11559.

(4)	Excludes 50,000 Class A common shares granted to Mr. Lepere in 2005 pursuant to the 2005 Plan and vesting in equal installments in June 2008 and June 2009.

(5)	Includes 467,939 Class A and 796,268 Class B common shares held by Standcrown Limited. Mr. Bayley is the beneficial owner of Standcrown and has voting and investment power over the shares it owns. The address for Mr. Bayley and Standcrown is care of Globe Maritime Limited, 5th Floor, St. Magnus House, 3 Lower Thames Street, London EC3R 6HE, United Kingdom.

(6)	Includes 2,500 restricted Class A common shares issued to each non-employee director that will vest at the 2008 Annual General Meeting.

Security Ownership of Certain Beneficial Owners

To the Company’s knowledge, the following individuals and institutions were beneficial owners of 5% or more of the outstanding common shares on December 31, 2007, unless otherwise noted.

	Common Shares Beneficially Owned
Name	Class A	%	Class B	%
Treetops Holdings LLC (1)	684,890	4.7%	1,327,200	9.9%
Goldman Sachs Asset Management LP (2)	979,985	6.8%	-	-
Alkis N. Meimaris (3)	299,600	2.1%	609,888	4.5%

(1)	Based on information contained in the Schedule 13G filed on February 14, 2006, by Treetops Holdings LLC and Tara C. DeMakes as managing member of Treetops Holdings LLC. Includes 684,890 Class A and 1,327,200 Class B common shares held by Treetops. Mrs. DeMakes is a co-trustee of each of the Royce Trusts and has voting power, but not investment power, over the shares they indirectly own through Treetops. Mrs. DeMakes is also manager of Treetops. Mrs. DeMakes disclaims beneficial ownership of the shares indirectly owned by the Royce 1997 Trusts and the shares held by Treetops. The address for Treetops Holdings LLC is care of TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(2)	Based on information contained in a Schedule 13G filed on February 1, 2008, by Goldman Sachs Asset Management LP (“Goldman”), Goldman has sole voting power relative to 770,712 Class A shares and sole dispositive power relative to 946,885 Class A shares. The address for Goldman is 32 Old Slip, New York, NY 10005.

(3)	Based on information contained in an amendment to Schedule 13G and reflecting the Company’s knowledge of a subsequent sale of 50,000 Class A common shares made in April 2008. The address for Alkis N. Meimaris is 9708 Erica Court, Boca Raton, FL 33496.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based on a review of documents in the Company’s possession, and on written representations from the Company’s officers and directors, we believe that during fiscal year 2007, all persons filed on a timely basis all reports required by Section 16(a) of Exchange Act, with the exception of the following late reports, each of which was due to administrative error: (1) one Form 4 by each of Ms. Day and Messrs. Harrington, Levin, Pittella and Schaerf each reporting one transaction; and (2) one Form 3 by each of Messrs. Cahill, Levin and Smigelski regarding their initial holdings of Company shares.

Certain Relationships and Related Transactions

Related Person Transactions

The Compensation Committee of the Board is responsible for the review, approval or ratification of related person transactions between the Company and related persons. Under the Securities and Exchange Commission’s rules, a related person is anyone who is or has been a director, director nominee, executive officer or greater-than-5% shareholder of the Company since the beginning of the last fiscal year and his or her immediate family members. In 2007, the Compensation Committee reviewed the related person transactions described below. Each of these related person transactions, as further described below, is subject to, and has been approved or ratified by, the Compensation Committee under the written policy described below.

Messrs. Joseph E. Royce, Gregg L. McNelis, Lawrence A. Blatte and James W. Bayley collectively beneficially own approximately 59.4% of our issued and outstanding common shares. Each of these individuals is also a principal of and, together with Alkis N. Meimaris who retired from the Company effective January 1, 2006, control TBS Commercial Group Ltd. (“TBS Commercial Group”) and Beacon Holding Ltd. (“Beacon”). Messrs. Royce, McNelis, Blatte, Bayley and Meimaris own 31%, 15%, 9%, 36% and 9%, respectively, of each of TBS Commercial Group and Beacon. We have established long-term commercial and operational relationships with other commercial agency service companies that are located in various overseas ports in which we conduct our business. The majority of these companies are wholly- or partly-owned direct or indirect subsidiaries of either TBS Commercial Group or Beacon. We believe that the transactions described below are on terms no less favorable than those that could be obtained pursuant to arm’s-length negotiations with independent third parties. Under the arrangements with these commercial agents, we generally pay a commission on freight revenue booked by the agent, which commission is based upon market rates, and on certain freights where they attend to the receivers of the cargo. Under the arrangements with the ship agents, we pay port agency fees to the agents for attending vessels while in port, which fees also are based on market rates for such services. For the year ended December 31, 2007, we paid TBS Commercial Group and Beacon approximately $7.1 million for commercial agency services and approximately $1.0 million in port agency fees.

Globe Maritime Limited, owned by James W. Bayley and for which he serves as Managing Director, occasionally acts as a broker for chartering and vessel sales and purchases, which commissions are based upon market rates. For the year ended December 31, 2007, we paid Globe Maritime Limited $465,845, including $207,864 in commission payments, $201,894 in management fees and $56,087 in other office expenses.

The Company performs all of its operational functions through two subsidiary management companies: Roymar Ship Management, Inc. (“Roymar”) provides technical ship management (obtaining crews, coordinating maintenance and repairs, drydocking, etc.) and TBS Shipping Services provides commercial and operational management including arranging insurance, claims processing, general administrative services and port agent services. Roymar and TBS Shipping Services maintain an office in Yonkers, New York that is leased from Joseph E. Royce, our Chairman and Chief Executive Officer. For the year ended December 31, 2007, we made payments to Mr. Royce under this lease of $240,000. On January 1, 2008, TBS Shipping Services entered into a new lease with Mr. Royce regarding this property. The new lease provides for monthly rent of $20,000 with a one-year term and five renewal option periods of one year each.

Martin D. Levin, the Company’s Director - New Shipbuilding Projects, is President and sole owner of Martin D. Levin Marine Design LLC, a company providing ship technical management and design consulting services to various commercial ship owners and operators, including TBS Shipping Services and Roymar. During 2007 and in advance of Mr. Levin becoming an employee of the Company in July, the Company paid consulting fees in the amount of $243,921 to Martin D. Levin Marine Design LLC for such services.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions, arrangements and relationships between the Company and the Company’s directors, director nominees, executive officers, greater-than-5% shareholders, and their immediate family members where the amount involved exceeds $100,000. The policy also includes the approval of transactions and arrangements between the Company and entities owned or controlled by the Company’s executive officers and directors, including any affiliated service companies, regardless of the amount.

The policy provides that the Compensation Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Compensation Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related person’s interest in the transaction.

The Compensation Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the Audit Committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

  executive officers’ compensation that is subject to required proxy statement disclosure and Compensation Committee approval;

  director compensation that is subject to required proxy statement disclosure;

  employment and compensation relationships that are subject to Compensation Committee or other specified internal management approvals and that, in the case of executive officers, are subject to required proxy statement disclosure;

  certain transactions with other companies and certain charitable contributions that do not exceed the greater of $200,000 or 5% of the other company’s or non-profit organization’s total annual receipts;

  transactions where all shareholders receive proportional benefit; and

  transactions involving banking related services.

Other Matters

Management knows of no other matters that will be brought before the Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

Availability of Annual Report on Form 10-K to Shareholders

The Company’s Annual Report to Shareholders for the year ended December 31, 2007 accompanies this Proxy Statement. TBS will provide to any shareholder, upon written request and without charge, a copy of the Company’s most recent Annual Report on Form 10-K, including the financial statements, as filed with the SEC. All requests for such reports should be directed to Investor Relations, Capital Link, Inc. 230 Park Avenue, Suite 1536, New York, NY 10169, Tel: (212) 661-7566, E-mail: nbornozis@capitallink.com. In accordance with Section 84 of the Companies Act 1981 of Bermuda, the Company’s audited financial statements for the fiscal year ended December 31, 2007, will be laid before the Meeting.

Shareholder Proposals for 2009 Annual General Meeting of Shareholders

In accordance with Rule 14a-8 of the Exchange Act, proposals of TBS’s shareholders intended to be presented for consideration at the 2009 Annual General Meeting of Shareholders must be received by the Company no later than January 5, 2009, in order to be included in the proxy statement and form of proxy of the Company relating to that meeting. Such proposals should be sent to TBS International Limited, Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC, and must be a proper subject for shareholder action under Bermuda law.

In addition, the Company’s Bye-Laws provide notice procedures for shareholders to propose persons for election to the Board, without seeking to have the proposal included in TBS’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. If a shareholder desires to propose a candidate for election to the Board of Directors at the 2009 Annual General Meeting of Shareholders, we must receive notice from the shareholder no later than May 18, 2009, or not less than 10 days prior to the 2009 Annual General Meeting of Shareholders, whichever deadline occurs earlier. Proposals of candidates for election to the Board also must satisfy other requirements set forth in the Bye-Laws. Please deliver any such proposal to TBS International Ltd., Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda, with a copy to our subsidiary at TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

Shareholders also may submit proposals on matters appropriate for shareholder action at the 2009 Annual General Meeting of Shareholders in accordance with Sections 79 and 80 of the Companies Act 1981 of Bermuda. To properly submit such a proposal, either at least 100 shareholders or any number of shareholders who represent at least 5% of the voting rights of our voting shares must notify us in writing of their intent to submit a proposal. In accordance with Bermuda law, any such shareholder proposal must generally be received by us no later than six weeks prior to the annual general meeting date in order to be circulated to shareholders by us. These requirements are separate from and in addition to the other requirements a shareholder must meet to have a proposal included in our proxy materials. Please deliver any such proposal to TBS International Ltd., Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda, with a copy to our subsidiary at TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

By order of the Board of Directors

/s/ J. E. Faries
May 5, 2008	Corporate Secretary

APPENDIX A

PROPOSAL THREE - AMENDMENTS TO THE COMPANY’S BYE-LAWS TO AUTHORIZE
TREASURY SHARES

Proposal Three regarding authorizing treasury shares proposes to amend the Company’s Bye-Laws as follows:

1.	In Bye-Law 1.1, by inserting the following definition in alphabetical order:

	Treasury Share	a share of the Company that was or is treated as having been acquired and held continuously by the Company since it was so acquired and has not been cancelled.

2.	In Bye-Law 3, by inserting the underlined text as follows:

The Company may purchase its own shares for cancellation or acquire them as Treasury Shares provided that the amount of shares held in treasury shall not exceed ten percent of the Company’s issued share capital in accordance with the provisions of the Act on such terms as the Board shall think fit. The Board may exercise all the powers of the Company to purchase all or any part of its own shares in accordance with the Act.

3.	By adding the following as new Bye-Law 4.9:

All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

APPENDIX B

PROPOSAL FOUR - OTHER AMENDMENTS TO THE COMPANY’S BYE-LAWS

The text below is the portion of the Company’s Bye-Laws proposed to be amended by Proposal Four regarding technical amendments to the Bye-Laws.

Use of the Company Seal

1.	In Bye-Law 8.1, by inserting the underlined text as follows:

Every Member shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a person authorized to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Company’s Chief Executive Officer and Chief Financial Officer, and such other Directors and Officers as the Board shall determine, shall be authorized to sign any certificate. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on share certificates may be printed thereon or affixed by mechanical means.

2.	In Bye-Law 45.1 (sections (e) and (j)), by deleting the struck-through text and inserting the underlined text as follows:

(e) by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. ~~Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company;~~

(j) authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

3.	In Bye-Law 63, by deleting the struck-through text and inserting the underlined text as follows:

63.1 The ~~seal of the~~ Company ~~shall be~~ may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

63.2 ~~The~~ A seal ~~of the Company shall~~ may, but need not be affixed to any deed, instrument ~~except~~, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of ~~a Director and the Secretary or any two Directors, or any person appointed~~(i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose~~, provided that any Director, Officer or Resident Representative, may affix the seal of the Company attested by such Director, Officer or Resident Representative’s signature to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director, Officer or Resident Representative.~~

63.3 A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

Electronic Delivery of Communications and Remote Participation in Meetings

1.	In Bye-Law 24, by deleting the struck-through text and inserting the underlined text as follows:

24. GIVING NOTICE AND ACCESS

24.1 A notice may be given by the Company to any Member either (i) by delivering it to such Member in person; or (ii) by sending it by letter mail or courier to such Member’s address in the Register of Members ~~or to such other address~~; or (iii) by transmitting it by electronic means (including facsimile and electronic mail but not telephone) in accordance with such directions as may be given by such Member to the Company for ~~the purpose. For the purposes of this Bye-law, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form~~ such purpose; or (iv) in accordance with Bye-law 24.6.

24.3 Save as provided by Bye-law 24.4, any notice (save for one delivered in accordance with Bye-law 24.6) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, at the time when it was posted, delivered to the courier or ~~to the cable company or~~ transmitted by ~~telex, facsimile,~~ electronic ~~mail, or such other method as the case may be~~ means.

24.6 Where a Member indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, the Board may deliver such information or documents by notifying the Member of their availability and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.

24.7 In the case of information or documents delivered in accordance with Bye-law 24.6, service shall be deemed to have occurred when (i) the Member is notified in accordance with that Bye-law; and (ii) the information or document is published on the website.

2.	In Bye-Law 26, by deleting the struck-through text and inserting the underlined text as follows:

Members may participate in any general meeting by ~~means of~~ such ~~telephone,~~ electronic ~~or other communication facilities~~ means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

3.	By adding the following as new Bye-Law 29.4:

In the event that a Member participates in a general meeting by telephone or electronic means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

4.	In Bye-Law 30, by inserting the underlined text as follows:

30.2 Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares (including, without limitation, the rights and restrictions referred to in Bye-law 4), every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone or electronic means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

30.4 Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone or electronic means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

5.	In Bye-Law 54, by deleting the struck-through text and inserting the underlined text as follows:

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, ~~cable, telex, telecopier, facsimile,~~ electronic ~~mail~~ means or other mode of representing words in a ~~legible~~visible form at such Director’s last known address or in accordance with any other ~~address~~ instructions given by such Director to the Company for this purpose.

6.	In Bye-Law 55, by deleting the struck-through text and inserting the underlined text as follows:

55. ELECTRONIC PARTICIPATION IN MEETINGS ~~BY TELEPHONE~~

Directors may participate in any meeting ~~of the Board~~ by ~~means of~~ such ~~telephone,~~ electronic ~~or other communication facilities~~ means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

Officers Required and Their Titles

1.	In Bye-Law 20, by inserting the underlined text as follows:

The annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place as the President or the Chairman (if any) or the Board shall appoint.

2.	In Bye-Law 21, by inserting the underlined text as follows:

The President or the Chairman (if any) or the Board may convene a special general meeting of the Company whenever in their judgment such a meeting is necessary.

3.	In Bye-Law 28, by deleting the struck-through text and inserting the underlined text as follows:

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, and if not the President, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In their absence, ~~the Deputy Chairman or Vice President, if present, shall act as chairman and in the absence of all of them~~ a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

4.	In Bye-Laws 47 and 48, by deleting the struck-through text and inserting the underlined text as follows:

~~47. OFFICERS~~

~~The Officers shall consist of a President and a Vice President or a Chairman and a Deputy Chairman, a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Bye-laws.~~

47. ~~48.~~ APPOINTMENT OF OFFICERS

The Board ~~shall appoint a President and Vice President or a Chairman and Deputy Chairman who shall be Directors. The Secretary (and additional Officers, if any)~~may appoint such officers (who may or may not be Directors) as the Board may determine.

48. APPOINTMENT OF SECRETARY

The Secretary shall be appointed by the Board from time to time.

5.	In Bye-Law 58, by deleting the struck-through text and inserting the underlined text as follows:

Unless otherwise agreed by a majority of the Directors attending , the Chairman, if there be one, and if not, the President, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In their absence ~~the Deputy Chairman or Vice President, if present, shall act as chairman and in the absence of all of them~~ a chairman shall be appointed or elected by the Directors present at the meeting.

TBS INTERNATIONAL LIMITED
612 EAST GRASSY SPRAIN ROAD
YONKERS, NY 10710

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TBS International Limited, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TBSLM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TBS INTERNATIONAL LIMITED

Vote on Directors
PROPOSAL 1.	Election of 8 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).
Nominees:			For	Against	Abstain

1a.	Joseph E. Royce		¡	¡	¡	Vote on Proposals		For	Against	Abstain

1b.	Gregg L. McNelis		¡	¡	¡	PROPOSAL 2.	Reappointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm until the 2009 Annual General Meeting for the fiscal year ending December 31, 2008 and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm's fees.	¡	¡	¡

1c.	James W. Bayley		¡	¡	¡

1d.	John P. Cahill		¡	¡	¡

1e.	Randee E. Day		¡	¡	¡	PROPOSAL 3.	Amendments to the Company's Bye-Laws to authorize the Company to hold treasury shares.	¡	¡	¡

1f.	William P. Harrington		¡	¡	¡	PROPOSAL 4.	Amendments to the Company's Bye-Laws relating to use of the Company seal, electronic delivery of communications and remote participation in meetings, and changes in the Company's required officers and their titles.
								¡	¡	¡
1g.	Peter S. Shaerf		¡	¡	¡

1h.	Alexander Smigelski		¡	¡	¡	Please mark, sign, date and return in the enclosed envelope.

For address changes and/or comments, please check this box and write them on the back where indicated.					¡

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

TBS INTERNATIONAL LIMITED
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 17, 2008

This proxy is solicited on behalf of the Board of Directors.

     The undersigned, being a Member of TBS International Limited (the "Company"), hereby appoints JOSEPH E. ROYCE and GREGG L. MCNELIS, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all of Class A common shares and Class B common shares of the Company held in the name of the undersigned at the Annual General Meeting of Shareholders to be held at the Metropolitan Club, at One East 60th Street, New York, New York 10022, on Tuesday, June 17, 2008, at 3:00 p.m., Eastern Time, and any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" APPROVAL OF THE AMENDMENTS TO THE BYE-LAWS SET FORTH IN PROPOSALS 3 AND 4, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2008 ANNUAL GENERAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)